Exhibit 99.1

EVANS & SUTHERLAND ANNOUNCES
RESIGNATION OF CHIEF EXECUTIVE OFFICER

David H. Bateman to assume role as interim Chief Executive Officer

SALT LAKE CITY, UTAH, June 8, 2006, Evans & Sutherland Computer Corporation (E&S) (NASDAQ: ESCC) today announced that its Board of Directors has accepted the resignation of James R. Oyler, effective immediately, as President and Chief Executive Officer of E&S and as a member of its Board of Directors. The company’s Board of Directors has initiated a national search for a President and Chief Executive Officer.

Mr. Oyler has been with Evans & Sutherland for nearly 12 years, and has led the Company through difficult times in the simulation industry as well as for E&S.  Mr. Oyler was instrumental in completing the disposition of E&S’s Simulation Business to Rockwell Collins and in developing the company’s state-of-the-art laser projector products.

Mr. Oyler stated, “I am proud of the accomplishments and work that have been done during my time at Evans & Sutherland.  With the completion of the Rockwell Collins transaction, the Company’s strategic focus has significantly changed.  I leave behind an excellent team. I will miss them and the time spent at Evans & Sutherland, but look forward to new opportunities in the future.”

David Coghlan, Chairman of the Board of Directors, stated, “We appreciate Jim’s dedication and service to Evans & Sutherland, especially his contribution to the development of our laser projector and digital theater operations, and the successful sale of our Simulation Business to Rockwell Collins.  We wish him well in his future endeavors.  Going forward, our plan remains to build the value of the Company by capitalizing on the potential of our important laser projector technology in a number of existing and new applications, and by further developing the Company’s market leadership position in digital theaters and planetariums, which will be significant users of these laser projectors. With the talented team of employees at E&S, this is an exciting prospect.

E&S also announced that, effective immediately, David H. Bateman, who had been serving as Vice President, Business Operations, has been appointed to serve as the company’s Interim President and Chief Executive Officer, and as a member of the Board, while the search for a new Chief Executive Officer is conducted.

Contact:

Evans & Sutherland Computer Corp.

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